Exhibit 10.1
FORM OF
STOCK APPRECIATION RIGHTS AGREEMENT
THIS STOCK APPRECIATION RIGHTS AGREEMENT (the “Agreement”) is entered into as of this ___day of ______, 20___(the “Effective Date”), by and between LNB Bancorp, Inc., an Ohio corporation (the “Company”), and ____________ (the “Grantee”).
WITNESSETH:
     WHEREAS, the Company maintains the LNB Bancorp, Inc. Stock Appreciation Rights Plan (the “Plan”); and
     WHEREAS, a Committee designated by the Board of Directors (the “Committee”) administers the Plan; and
     WHEREAS, the Committee desires to provide the Grantee with Stock Appreciation Rights under the Plan upon the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, the Company and the Grantee agree as follows:
     1. Definitions. Unless otherwise specified in this Agreement, capitalized terms shall have the meanings attributed to them under the Plan.
     2. Grant of Stock Appreciation Rights. As of the Effective Date, the Company grants to the Grantee ______ Stock Appreciation Rights (“SARs”). Each SAR is a unit of value measured by reference to any increase in the Fair Market Value of one common share, $1.00 par value per share, of the Company (“Common Share”) over $______, which is the closing price of a Common Share (as reported on The Nasdaq Stock Market) on the Effective Date.
     3. Exercise Dates. Except as provided in Sections 4 and 5, no SARs are exercisable until the first anniversary of the Effective Date. Provided that the Grantee continues to be an employee of the Company until the dates set forth below, the Grantee will be entitled to exercise the SARs in accordance with the following schedule:

Percentage of SARs Which
Date as of Which SARs May Be Exercised	May Be Exercised

On and after the first anniversary of Effective Date	33 1/3%

On and after the second anniversary of Effective Date	66 2/3%

On and after the third anniversary of Effective Date	100%
So long as the Grantee shall continue to be an employee of the Company or an Affiliate controlled by the Company, the Grantee shall not be considered to have experienced a break in continuous employment because of: (a) any temporary leave of absence which is described under Article 6 of the Plan; or (b) any change of duties or position (including transfer to or from an Affiliate controlled by the Company).
     4. Termination of Employment.
     (a) Forfeiture and Exercisability. If the Grantee’s employment with the Company or any Affiliate controlled by the Company has terminated for any reason, as determined in the sole and exclusive discretion of the Committee, the Grantee will forfeit all SARs that have not become exercisable as of such date, provided, however, that upon written request, the Committee in its sole and exclusive discretion may determine (but shall not be under any obligation to determine) that additional SARs may become exercisable.
     (b) Death. If the Grantee dies while an employee or within thirty days after the Grantee’s having ceased to be an employee by reason of discharge without Cause (as defined below), the Grantee’s beneficiary or beneficiaries shall have the right (notwithstanding the provisions of Section 3) to exercise any SARs that are exercisable at the time of death or cessation of employment. Such exercise rights shall terminate upon the earlier of (i) the date which is one year after the date of the Grantee’s death or cessation of employment, as such date is determined in the sole discretion of the Committee, and (ii) the last day of the term of this Agreement.
     (c) Disability or Termination Without Cause. If the Grantee’s employment is terminated by the Company due to the Grantee’s Disability or if the Grantee’s employment is terminated by the Company without Cause, the Grantee shall have the right (notwithstanding the provisions of Section 3) to exercise any SARs that are exercisable at the time of termination of employment. Such exercise rights shall terminate upon the earlier of (i) the date which is ninety days after the date of the Grantee’s termination of employment, as such date is determined in the sole discretion of the Committee, and (ii) the last day of the term of this Agreement. For purposes of this Agreement, “Disability” shall mean that the Grantee’s employment terminates as a result of a disability condition which entitles the Grantee to disability benefits under the program of long-term disability benefits maintained by the Company. For purposes of this Agreement, “Cause” shall mean any of the following: (1) the Grantee’s commission of any act constituting a felony or a crime involving moral turpitude; (2) breach by the Grantee of any non-competition, non-solicitation or confidentiality obligation to the Company; (3) any act of the Grantee involving embezzlement or fraud against the Company or any Affiliate; or (4) any act of the Grantee involving operational wrongdoing relating to the Company or any Affiliate. Whether “Cause” exists shall be determined by the Committee in its sole and exclusive discretion.
     (d) Reasons other than Death, Disability or Termination Without Cause. If the Grantee’s employment terminates for any reason other than death, termination by the Company for Disability or termination by the Company without Cause, the Grantee shall not have the right to exercise any SARs after termination of employment, regardless of whether such SARs are exercisable at the time of termination of employment.
     5. Change in Control. If a Change in Control has occurred, the Grantee shall have the immediate right, notwithstanding the provisions of Section 3, to exercise all of the SARs. Notwithstanding such right of the Grantee, the Committee retains and shall have the right in its sole and exclusive discretion to take any or all other actions described in Section 7.2 of the Plan in the event of a Change in Control. Among other matters, and without limiting the Committee’s rights, in the event of a Change in Control, the Committee may require that the Grantee exercise the SARs within a prescribed period shorter than the term of this Agreement or otherwise completely forfeit the SARs.
     6. Exercise of SARs. The SARs may be exercised by delivery to the Company, under Section 12(f), of a completed notice of exercise of SARs (obtainable from the Company) setting forth the number of SARs being exercised.
     7. Distributions.
     (a) Definitions.
     i. Exercise Date. The “Exercise Date” is the date that the Company accepts delivery of a properly completed notice of exercise of SARs.
     ii. Exercise Price. The “Exercise Price” is the closing price of a share of Common Stock (as reported on The Nasdaq Stock Market) on the Effective Date, which is set forth in Section 2.
     (b) Distribution Value. Except as may otherwise be provided in Section 8 of this Agreement, upon exercise of SARs, the Grantee will be entitled to a distribution in cash equal to the product of i. and ii., where:

     i. equals the number of SARs being exercised; and
     ii. equals the excess of the Fair Market Value of a Common Share on the Exercise Date over the Exercise Price.
     (c) Procedures. Except as the Committee may otherwise direct in its sole and exclusive discretion, the Company will distribute to the Grantee, as soon as practicable after the Exercise Date, cash in an amount equal to the distribution value described above.
     8. Satisfaction of Projected Tax Liabilities. The Company will withhold from any payment or distribution under this Agreement cash in an amount equal to the amount which the Company determines is necessary to satisfy the obligation of the Company to withhold federal, state and local income taxes or other amounts incurred by reason of the grant or exercise of an SAR or its disposition. Alternatively, the Company may require the holder to pay to the Company such amounts, in cash, promptly upon demand.
     9. Designation of Beneficiary. By properly executing a beneficiary designation form provided for such purpose by the Company and delivering such form to the Company’s Director of Human Resources at the Company’s headquarters address, the Grantee may designate an individual or individuals as his or her beneficiary or beneficiaries under the Plan. In the event that the Grantee fails to properly designate a beneficiary, his or her interests under the Plan will pass to the person or persons in the first of the following classes in which there are any survivors: (i) spouse at the time of death; (ii) issue, per stirpes; (iii) parents; and (iv) the executor or administrator of estate. Except as the Committee may determine in its sole and exclusive discretion, a properly completed beneficiary designation form shall be deemed to revoke all prior designations upon its receipt and approval by the Company.
     10. Non-Transferability. The SARs may not be sold, transferred or otherwise disposed of except in accordance with Article 8 of the Plan.
     11. Termination of Agreement. This Agreement will terminate on the earliest of: (1) the date Grantee’s employment with the Company or an Affiliate controlled by the Company terminates and no SAR is then exercisable hereunder; (2) the date immediately preceding the tenth anniversary of the date of this Agreement; or (3) such other date as may be designated by the Committee in accordance with the Plan. Any terms or conditions of this Agreement that the Company determines are necessary to effectuate its purposes will survive the termination of this Agreement.
     12. Miscellaneous Provisions.
a.	Successors in Interest. This Agreement will bind and inure to the benefit of the Company and the Grantee, and their respective successors, assigns and legal representatives.

b.	Entire Agreement, Plan Controls. This Agreement, together with the Plan, constitutes the entire agreement between the Grantee and the Company with respect to the subject matter hereof, and may not be modified, amended, renewed or terminated, nor may any term, condition or breach of any term or condition be waived, except pursuant to the terms of the Plan or by a writing signed by the person or persons sought to be bound by such modification, amendment, renewal, termination or waiver. Any waiver of any term, condition or breach thereof will not be a waiver of any other term or condition or of the same term or condition for the future, or of any subsequent breach. In the case of any conflict between the Plan and this Agreement, the Plan shall control.
c.	No Employment Right Created. Nothing in this Agreement will be construed to confer upon the Grantee the right to continue in the employment or service of the Company or any Affiliate, or to be employed or serve in any particular position therewith, or affect any right which the Company or any Affiliate may have to terminate the Grantee’s employment or service with or without cause.
d.	Severability. In the event of the invalidity of any part or provision of this Agreement, such invalidity will not affect the enforceability of any other part or provision of this Agreement.
e.	Section Headings. The section headings of this Agreement are for convenience and reference only and are not intended to define, extend or limit the contents of the sections.
f.	Notices. All elections, notices and correspondence relating to the Plan must be in writing and, if directed to the Company, directed to the Director of Human Resources of the Company at the Company’s headquarters address.
g.	Savings Clause. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation under this Agreement to make any payment unless such payment is, without further action by the Company, in compliance with all applicable federal and state laws and regulations, including without limitation the Code and federal and state securities laws.
h.	Governing Law. Except as may otherwise be provided in the Plan, this Agreement will be governed by, construed and enforced in accordance with the laws of the State of Ohio, without giving effect to its principles of conflict of laws.
i.	Internal Revenue Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the SARs are intended to meet any applicable requirements for exclusion from coverage under Section 409A of the Code. This Agreement shall be construed and administered in accordance with Section 409A of the Code, Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Without limiting the foregoing, unless and until different requirements for exclusion from coverage under Section 409A of the Code become available or effective: (1) except as provided under Section 5.2(c) of the Plan, the Exercise Price may never be less than the Fair Market Value of the underlying Common Shares on the Effective Date (and Fair Market Value shall be determined in a manner consistent with any applicable requirements for exclusion from coverage); and (2) in no event shall the Grantee be permitted to defer compensation relating to the SARs (except for the inherent deferral of recognition of income until the exercise of the SARs) under the Plan or otherwise. Furthermore, in the event that the requirements for exclusion from coverage under Section 409A are liberalized, or different features are made available contingent upon compliance with certain requirements, the Committee may, in its sole and absolute discretion, amend this Agreement in a manner consistent with those liberalized requirements or to permit the Company, the Grantee or both to take advantage of those different features. In the event that the Committee determines that any amounts payable hereunder will be taxable to the Grantee under Section 409A of the Code and related Department of Treasury guidance prior to payment to the Grantee of such amount, the Company may (a) adopt such amendments to the Plan and this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and this Agreement and/or (b) take such other actions as the Committee determines necessary or appropriate to comply with the requirements of Section 409A of the Code.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has executed this Agreement, each as of the Effective Date.

Grantee	LNB BANCORP, INC.

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